DISTILLERS GRAINS MARKETING AGREEMENT

THIS DISTILLERS GRAINS MARKETING AGREEMENT (the "Agreement") is made and entered into as of the ~~15~~30th day of ~~February~~ March, 2006 by and between CARGILL, INCORPORATED ("Cargill") and GATEWAY ETHANOL, LLC ("Producer"), collectively referred to hereinafter as "Parties" or individually as a "Party".

RECITALS

WHEREAS, Cargill markets DG (as defined below); and

WHEREAS, Producer will produce DG upon construction and startup of the denatured fuel-grade ethanol production Facility which Producer intends to build at Pratt, Kansas (the "Facility"); and

WHEREAS, Cargill desires to market Producer's DG; and

WHERAS, Cargill and Producer have executed that certain Master Agreement of even date herewith (the "Master Agreement"); and

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. **MARKETING.** Producer hereby agrees to sell to Cargill, and Cargill agrees to purchase and market, 100% of Producer's production of distiller's dried grains, distiller's dried grains with solubles, wet distiller's grains, modified wet distiller's grains, modified dried distiller's grains and condensed distiller's solubles produced from corn (collectively, "DG") produced at the Facility, including any expansion or increase in capacity at the Facility. Producer agrees that Cargill will be the exclusive marketer of Producer's DG and that Producer will not, either itself or through any affiliate, market any DG during the term of this Agreement.

2. **MASTER AGREEMENT AND TRADE RULES.** The terms and conditions of the Master Agreement are hereby incorporated herein by reference. To the extent any provision of the Master Agreement conflicts with a provision contained herein, the provision contained herein will control. Terms capitalized but not defined in this Agreement shall have the meanings ascribed to them by the Master Agreement. This Agreement shall be governed by the then-current Feed Trade Rules of the National Grain and Feed Association (the "Trade Rules"), unless otherwise specified. In the event the Trade Rules and the terms and conditions of this Agreement conflict, this Agreement shall control.

3. **PRICE; COMMISSION.** Cargill shall pay Producer for its DG in accordance with the terms set forth in Exhibit A. Producer shall pay Cargill a commission for its DG marketing as calculated in Exhibit A. Cargill shall deduct this commission as provided in

Exhibit A.

4. **PAYMENT.** Cargill shall use commercially reasonable efforts to invoice each customer within one Business Day of shipment of each load of DG from the Ethanol Facility. Title to each load of DG shall pass to Cargill at the time such load passes across the scale into railcars or trucks at the Facility (the "Title Transfer Point"). Cargill shall pay Producer for all such DG within thirty (30) days of invoicing each customer, in accordance with the terms set forth in Exhibit A. Notwithstanding the foregoing, Producer acknowledges and agrees that Cargill may place its DG in storage rather than selling it to customers due to market conditions. As a result, Cargill may not pay Producer in a given month for all of the DG that Producer delivers to Cargill in such month.

5. **COSTS; TITLE AND RISK OF LOSS.**

5.1 Title and Risk of Loss. Except as otherwise provided in this Agreement, Cargill will provide management resources to market and sell DG, including the management of logistics and collection, after the DG produced at the Facility passes the Title Transfer Point. Title and risk of loss shall transfer to Cargill at the Title Transfer Point. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk of loss for the DG. Cargill shall also assume responsibility for payment of Accessorial Charges (as defined in Exhibit A) to third parties; provided, however, that Producer agrees (i) to promptly reimburse Cargill for such Accessorial Charges upon demand; and (ii) that Cargill may deduct and setoff the Accessorial Charges from and against payments due to Producer by Cargill.

5.2 Damage to DG. Cargill and Producer acknowledge and agree that, in the event the DG is damaged or destroyed by a third party after passing the Title Transfer Point, Cargill shall conduct a reasonable investigation and send a demand letter by certified mail to the party believed to be responsible for the damage or destruction (the "Responsible Party"). If the Responsible Party fails to fully reimburse Cargill for such damage or destruction within ninety (90) days of the date of the letter, Producer shall, upon demand, reimburse Cargill for the full value of the damaged or destroyed Product, and shall be subrogated to Cargill's claim against the Responsible Party.

6. **TRANSPORTATION; LOGISTICS.**

6.1 Logistics and Transportation. Cargill and Cargill's agents shall be given access to the Facility in accordance with the terms set forth in Exhibit B, which may be amended by agreement of the Parties in writing, from time to time. Cargill shall perform certain logistics functions for Producer, including the arranging of rail and truck freight, inventory management, contract management, bills of lading, and scheduling pick-up appointments. Transportation by truck may be provided at Cargill's discretion. Cargill shall determine the method of transporting DG to customers. Notwithstanding anything to the contrary herein, Producer shall be solely responsible for any damage to any trucks, railcars or equipment, or vessels caused by the acts or omissions of Producer and its agents, contractors, and consignees. Further, Producer agrees that it shall be solely responsible for furnishing covered hopper railcars to service the Facility, including all costs and expenses incident thereto, and to transport DG via such railcars to

customers. For the avoidance of doubt, Producer agrees that it shall provide a minimum of 70 covered hopper railcars to service the Facility, and shall keep such railcars in good repair and operating condition for their intended purpose.

6.2 Loading. Cargill shall schedule the loading and shipping of all outbound DG purchased hereunder, but all labor and equipment necessary to load trucks and railcars and other associated costs shall be supplied and borne by Producer without charge to Cargill. Producer agrees to handle the DG in a good and workmanlike manner in accordance with Cargill's written requirements and normal industry practice. Producer shall maintain the truck and rail loading facilities in safe operating condition in accordance with normal industry standards and will visually inspect all trucks and railcars to assure (i) cleanliness so as to avoid contamination; and (ii) that such trucks and railcars are in a condition suitable for transporting the DG. Cargill agrees that its employees will follow all reasonable safety rules and procedures promulgated by Producer and provided Cargill in writing. Producer will supply product description tags, certificates of analysis, bills of lading and/or material safety data sheets that are applicable to all shipments.

6.3 DG Storage at Ethanol Facility. Producer shall have storage space at the Facility, at its sole cost, for not less than 3,960 tons of distillers dried grains and dried distillers grains with solubles (and/or an equivalent quantity of wet distillers grains, modified wet distillers grains, modified dried distillers grains and/or condensed distillers solubles produced from corn), which shall be continuously available for storage of DG so as to provide flexibility in marketing efforts. Due to limited storage at the Facility, and subject to Producer's obligation to furnish sufficient railcars to transport DG as provided in Section 6.1 above, Cargill shall arrange transportation and deliveries of Producer's DG so that excess inventories do not limit Producer's ethanol production. If Producer expands its ethanol capacity, Producer shall correspondingly expand its DG storage capacity. Producer shall be responsible at all times for the quality and condition of DG in storage at the Facility.

6.4 Notices of Scheduled Production. Commencing on the fifteenth day of the month preceding the Date of First Delivery (as defined below), and on the first Business Day of each subsequent month during the term of this Agreement, Producer shall notify Cargill of its scheduled production for the upcoming three (3) month period. On a weekly basis, Producer shall provide a written estimate (the "Weekly Estimate") to Cargill of the volume of DG (each such amount, a "DG Parcel") to be produced and delivered by Producer at least five (5) days prior to the beginning of the week during which it is to be removed by Cargill, together with a notice of the amount of DG in inventory as of the date of the notice. Regardless of the amounts set forth in each Weekly Estimate, Cargill shall schedule for removal by truck or railcar the actual quantity of DG produced by Producer in the relevant week less the sum of such amount of DG that Cargill requests Producer to store at the Facility, at no additional cost to Cargill, up to an aggregate of 3,960 tons at any time of distillers dried grains and dried distillers grains with solubles (and/or an equivalent quantity of wet distillers grains, modified wet distillers grains, modified dried distillers grains and/or condensed distillers solubles produced from corn); provided, however, that the Parties understand and agree that Producer, and not Cargill, is responsible for providing railcars to service the Facility. In the event that Producer fails to provide the labor, equipment and facilities necessary to meet Cargill's loading schedule,

Producer shall be responsible for all costs and expenses, including without limitation actual demurrage and wait time, incurred by Cargill resulting from or arising in connection with Producer's failure to do so. Cargill shall use commercially reasonable efforts to order and schedule trucks or railcars for truck or rail shipments. All truck freight charges and rail tariff rate charges shall be billed directly to Cargill and deducted by Cargill from the proceeds of Cargill's DG sales to customers.

6.5 Sale Commitments. From time to time during the term of this Agreement and in order to maximize the sales price of DG, Cargill may enter sales contracts or agreements in its reasonable discretion with third-party purchasers of the DG, which contracts are dependent on the availability of DG from Producer. Cargill shall periodically consult with Producer for the purpose of keeping Producer apprised of such agreements.

6.6 Notice of First Delivery. For purposes of this Agreement, "Date of First Delivery" means the date that Producer first delivers DGs produced at the Facility to Cargill. Producer expects the First Delivery Date to occur by May 22, 2007 ("Projected Date of First Delivery"). Producer shall notify Cargill by January 1, 2007 of any revisions to the Projected Date of First Delivery. Forty-five (45) days prior to the Projected Date of First Delivery, Producer shall notify Cargill of any changes to the revised Projected Date of First Delivery. Additionally, together with each notification listed above, Producer shall provide a best estimate of production on a daily basis for the six (6) month period following the Date of First Delivery.

7. SPECIFICATIONS; QUALITY.

7.1 DG Specifications. Producer covenants that at all times during the term of this Agreement it shall produce DG that, upon unload at the customer's facility, meets the respective specifications ("Specifications") set forth in Exhibit C and is free-flowing; provided, that Producer shall not be in breach of this covenant to the extent its failure to produce DG as aforesaid is the direct result of a breach by Cargill of any term or covenant contained in the Corn Supply Agreement between Producer and Cargill of even date herewith. Cargill shall have the right to test each shipment of DG to ascertain that the Specifications are being met. In the event the DG, upon unload at the customer's facility, does not meet the Specifications or is not free-flowing, Cargill may, in its sole discretion (i) reject such DG and require Producer to promptly replace such non-conforming DG with DG that complies with the Specifications and/or is free-flowing; or (ii) accept the DG for marketing and adjust the price to reflect the inferior quality, as provided in Exhibit A.

7.2 Feed Ingredient Standards. Producer understands that Cargill intends to market DG produced under this Agreement as a primary animal feed ingredient, and that said products are subject to minimum standards for such use. Producer agrees and warrants that DG, upon unload at the customer's facility, shall be acceptable in the feed trade under current industry standards and shall be an approved feed ingredient under applicable standards promulgated by the Association of American Feed Control Officials Incorporated.

7.3 Compliance With FDA and Other Standards. Producer warrants that the DG, upon unload at the customer's facility, will not be "adulterated" or "misbranded" within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act") and that each shipment may

lawfully be introduced into interstate commerce under the Act. Producer further warrants that the DG, upon unload at the customer's facility, shall comply with all state and federal laws, rules and regulations (including without limitation the Trade Rules) including those governing quality, naming and labeling of product.

7.4 Regulatory Seizure. Payment of invoice and acceptance of delivery shall not waive Cargill's rights if the DG does not comply with the terms of this Agreement or the Specifications. Unless otherwise agreed between the Parties, and in addition to other remedies permitted by law, Cargill may, without obligation to pay, reject either before or after delivery, any of the DG which when inspected or used is demonstrated by Cargill to Producer to have failed in any respect to conform to this Agreement or the Specifications; provided, however, that Cargill shall report in writing any non-conforming DG promptly upon Cargill's actual discovery of such non-conformity. Should any of the DG delivered hereunder be seized or condemned by any federal or state department or agency as a result of its failure to conform to this Agreement prior to delivery, such seizure or condemnation shall operate as a rejection by Cargill of the goods seized or condemned and Cargill shall not be obligated to offer any defense in connection with such seizure or condemnation. When rejection occurs, Cargill shall deliver written notice to Producer within a reasonable time of the rejection and identify the deficiency that resulted in the rejection and at its option, Cargill may:

(a) Safely dispose of the rejected goods in accordance with applicable laws, rules and regulations after first offering Producer a reasonable opportunity of examining and taking possession thereof, if the condition of the goods reasonably appears to Cargill to permit such delay in making disposition; provided that Cargill shall be responsible for all liabilities resulting from Cargill's failure to safely dispose of such rejected goods;

(b) Dispose of the rejected goods in any manner directed by Producer which Cargill can accomplish without violation of applicable laws, rules or regulations; or

(c) If Cargill has no available means of disposal of rejected goods and Producer fails to direct Cargill to dispose of the rejected goods as provided herein, Cargill will return the rejected goods to Producer, upon which event Cargill's obligations with respect to said rejected goods shall be deemed fulfilled.

In addition to other obligations under this Agreement or at law, Producer shall reimburse Cargill for all out-of-pocket costs reasonably incurred by Cargill in storing, transporting, returning and disposing of the rejected goods in accordance with this Agreement.

7.5 Adultered DG. If Producer knows or reasonably suspects that any DG produced at the Facility is adulterated or misbranded, or otherwise not in compliance with the terms of the Agreement, Producer shall immediately so notify Cargill in writing so that such product can be tested before entering interstate commerce. If Cargill knows or reasonably suspects that any DG produced by Producer at the Facility is adulterated, misbranded or otherwise not in compliance with the terms of this Agreement, then Cargill may obtain independent laboratory tests of the affected goods. If such goods are tested and found to comply in all respects with all warranties and covenants made by Producer herein, Cargill shall pay all testing costs, and if the goods are

found not to comply with any such material warranties or covenants in all material respects, Producer will pay all testing costs, provided, however, that if such testing was prompted by Producer's notice to Cargill under this Section 7.5 Producer will pay all testing costs.

7.6 Recalls. Producer shall, at its sole cost and expense, comply and cooperate with any recall of DG reasonably determined to be necessary by Cargill. In the event that it is deemed necessary or appropriate by Cargill in its reasonable determination, either in response to government action or otherwise, to recall any DG produced by Producer pursuant to this Agreement due to non-conformance with the terms of this Agreement, Producer agrees to be responsible for all reasonable out-of-pocket costs of such recall and recovery, including, but not limited to, loss of products, transportation of products, notices and communications necessary or appropriate to effecting such recall and all reasonable out-of-pocket costs and expenses incurred in defending actions brought in connection with such recall.

7.7 Sampling. Producer will take a minimum of one (1) origin, representative sample from each lot of the DG before it leaves the Facility. Cargill shall be entitled to witness the taking of samples. Producer will label these samples to indicate the applicable DG lot numbers, date of shipment, and the truck or railcar number. Producer shall send one sample to Cargill promptly upon Cargill's request. Producer may request that the Cargill test results be provided to it at any time after the tests are completed. Producer will also retain the samples and labeling information for no less than one (1) year or any longer period required by law. The Parties understand and agree that Producer is entering into its own contracts for railcar service from the Facility, and in all instances has title to and risk of loss for the DG while it is in transit until unload and acceptance at the customer's facility. Therefore, if destination samples at the customer's facility indicate that the DG does not conform to the Specifications, or otherwise fails to meet the requirements of this Agreement, those samples shall be determinative.

7.8 No liens. Producer warrants that DG delivered to Cargill hereunder shall be free and clear of all liens and encumbrances of any nature whatsoever.

8. QUANTITY AND WEIGHTS.

8.1 Purchase of Ethanol Facility Output. Producer covenants that the Facility shall produce and make available to Cargill, 13,800 tons per month of distillers dried grains and dried distillers grains with solubles (and/or an equivalent quantity of wet distillers grains, modified wet distillers grains, modified dried distillers grains and/or condensed distillers solubles produced from corn) ("Base Volume"), plus or minus ten percent (10%). On the first Business Day of each month, Producer shall notify Cargill of its scheduled production of DG for the upcoming three (3) month period. If Producer produces DG in excess of the Base Volume in a given month, such excess shall not be credited to production amounts for subsequent months. Producer shall notify Cargill of actual or anticipated production downtime or disruption in DG availability at least three (3) months in advance of such outage.

8.2 Termination by Cargill. Cargill shall have the right to terminate this Agreement in the event that the Facility output of DG during any Contract Year is not equal to or greater than 140,000 tons of distillers dried grains and dried distillers grains with solubles (and/or an equivalent quantity of wet distillers grains, modified wet distillers grains, modified dried

distillers grains and/or condensed distillers solubles produced from corn). Cargill shall purchase all DG made available by Producer under this Agreement; provided, however, that Producer acknowledges that Cargill makes no representations, guarantees or warranties of any nature whatsoever as to the prices at which it may be able to sell DG.

8.3 Weighing. The quantity of DG delivered to Cargill at the Facility shall be established by weight certificates obtained from Producer's scales or from such other scales as the Parties shall mutually agree, which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations; provided, however, that if the weights obtained from Producer's scales conflict with destination weights at the customer's facility, destination weights shall govern and Producer shall be solely responsible for any shortage. In the case of rail shipments, the official railroad weights will govern establishment of said quantities. Producer shall provide Cargill with a fax copy of the outbound weight certificates on a daily basis and such outbound weight certificates shall be determinative of the quantity of DG for which Cargill is obligated to pay pursuant to Section 3.

8.4 Ethanol Facility Product Mix. On an ongoing basis during the term of this Agreement, Cargill shall, after consultation with Producer (said consultation to include, without limitation, a discussion of Producer's anticipated costs of producing the various types of DG called for under this Agreement), determine the quantities of distillers's dried grains, distiller's dried grains with solubles, wet distiller's grains, modified wet distiller's grains, modified dried distillers grains and condensed distiller's solubles that Producer shall be obligated to produce and make available to Cargill.

9. MARKETING EFFICIENCIES. Cargill agrees to market Producer's DG using the same standards it uses to market its own DG production and the DG production of third parties for whom Cargill provides DG marketing services to (a) maximize the DG price and minimize freight and other costs relevant to DG sales and (b) achieve the best available return to Producer and Cargill, subject to relevant market conditions. Producer acknowledges that Cargill will use its reasonable judgment in making decisions related to the quantity and price of DG marketed under this Agreement, in light varying freight and other costs, and the fact that Cargill may sell and market DG on its own account and/or on the account of third parties into the same markets where Cargill sells Producer's DG. Producer also waives any claim of conflict of interest against Cargill or failure by Cargill to maximize the economic benefits of this Agreement for Producer in light of the inherent uncertainties associated with marketing DG in the relevant markets. Cargill will communicate with Producer on marketing decisions and strategies as appropriate; provided, however, that Cargill shall have the authority to make all final determinations with respect to such decisions and strategies and Producer agrees to accept such determinations.

10. DAMAGES. In the event (i) Producer fails to supply a minimum of 12,000 tons of DG in any given month to Cargill or fails to provide Cargill with DG in accordance with the terms and conditions of this agreement and (ii) Cargill has previously committed to deliver such DG to a third-party purchaser pursuant to a sales contract or agreement, Cargill may purchase quantities of DG not made available hereunder from other sources to the extent necessary to perform Cargill's obligations under the such sales contract or agreement. In such event or in the

event Cargill cannot obtain DG from other sources, Cargill shall be entitled to recover from Producer any reasonable costs Cargill incurs relating to such sales contract or agreement.

11. **NEW PRODUCTS.** The Parties acknowledge that this Agreement contemplates the production and marketing of certain types of DG, meeting certain specifications, generally intended for use as animal feed products. Nonetheless, it is the intent of the Parties that the following provisions shall apply if Producer desires to produce new products derived from DG or any component thereof (including without limitation fats, carbohydrates or protein) that are created or developed during the term of this Agreement, whether or not intended for use as animal feed products (collectively, "New Products"):

11.1 <u>New Product Notice</u>. Producer shall provide Cargill with ninety (90) days prior written notice of its intent to produce New Products (the "New Product Notice"). The New Product Notice shall contain detailed information about the New Products, including without limitation a detailed description of the New Products, intended markets, and anticipated volume.

11.2 <u>Contracted Volume</u>. If Cargill contracted to sell any of Producer's DG to third parties at the time of receipt of the New Product Notice ("Contracted Volume"), then Producer shall pay Cargill the difference if any between (i) the price that Cargill pays to replace the Contracted Volume, and (ii) the price that Cargill would have paid Producer for such Contracted Volume under this Agreement.

11.3 <u>New Product Marketing</u>. Producer agrees to engage Cargill to market, and Cargill agrees to market, 100% of Producer's production of New Products produced at the Facility, subject to the terms of this Agreement. Producer and Cargill agree to negotiate in good faith any amendments to this Agreement that may be necessary or appropriate in light of the New Products (including without limitation amendments to the specifications, volumes, warranties and prices set forth herein).

[Signature page follows]

IN WITNESS THEREOF, each of the Parties hereto has caused this Distillers Grains Marketing Agreement to be executed by its respective duly authorized representative as of the day and year first above written.

CARGILL, INCORPORATED

By: George J. Schember
Name: George J. Schember
Title: V. president

GATEWAY ETHANOL, LLC

By: ______________________
Name:
Title:

IN WITNESS THEREOF, each of the Parties hereto has caused this Distillers Grains Marketing Agreement to be executed by its respective duly authorized representative as of the day and year first above written.

CARGILL, INCORPORATED

By: ______________________________
Name:
Title:

GATEWAY ETHANOL, LLC

By: [signature]
Name: H. RICHARD JARBOE
Title: PRESIDENT

EXHIBIT A

Terms relating to payment and commission calculation

Cargill agrees to pay Producer for all Standard-Grade DDG and DDGS loaded into railcars and trucks and weighed at the Facility for shipment to customers an amount equal to the lesser of (i) ninety-seven percent (97%) of the F.O.B. Facility Price or (ii) the F.O.B. Facility Price minus $2.00 per ton, with Cargill being entitled to retain as its commission the greater of the remaining three percent (3%) or $2.00 per ton("Initial Price"), with settlement weights as described in Section 8.2 of the Agreement.

Cargill agrees to pay Producer for all Non-Standard-Grade DDG and DDGS loaded into railcars and trucks at the Facility and weighed for shipment to customers, an amount equal to the lesser of either (i) the F.O.B. Facility Price for such Non-Standard-Grade DDG or DDGS less three percent (3%) of the weighted average F.O.B. Facility Price of all Standard-Grade DDG or DDGS sold by Cargill to third parties in a rolling thirty (30) day period preceding the date of Producer's invoice, or (ii) the F.O.B. Facility Price for such Non-Standard DG less $2.00 per ton, with Cargill being entitled to retain as its commission the greater of the remaining three percent (3%) or $2.00 per ton ("Non-Standard Initial Price").

Cargill agrees to pay Producer for all Standard-Grade and Non-Standard-Grade DWG, MDWG, MDDG, and CDS loaded into railcars and trucks at the Facility and weighed for shipment to customers an amount equal to the F.O.B. Facility Price for such material minus $3.00 per ton with Cargill entitled to retain such $3.00 per ton as its commission.

"Accessorial Charges" shall mean charges imposed by third parties for the off-loading, movement and storage of Producer's DG, including without limitation taxes, tonnage taxes, hard-to-unload truck or railcar charges/transloading charges, railcar repair charges, fuel surcharges, storage charges, demurrage charges, product shrinkage, detention charges, switching, and weighing charges. Neither Party shall be responsible for demurrage charges caused solely by the negligence or willful misconduct of the other Party.

"Delivered Sale Price" shall mean sales dollars received by Cargill for Producer's DG, inclusive of tariff freight, as evidenced by Cargill's invoices to its own customers.

"F.O.B. Facility Price" shall mean the F.O.B. sale price equivalent net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs (or, if applicable, the Delivered Sales Price net of applicable deductions and costs as described in this Agreement, including without limitation Accessorial Charges and Tariff Freight Costs) that Cargill invoices its third party customers.

"Tariff Freight Costs" shall mean freight and related costs incurred by Cargill to transport Producer's DG.

"Standard-Grade" shall mean DG that meet the Specifications set forth in this Agreement.

"Non-Standard-Grade" shall mean DG that fail to meet the Specifications set forth in this Agreement, but which Cargill nonetheless accepts for marketing under this Agreement.

For purposes of illustration only, assume that Cargill purchases ten (10) tons of Standard DG from Producer, and resells said Standard DG to a third-party purchaser at $100/ton (the F.O.B. Facility Price) plus a $50/ton tariff rate charge, resulting in a $1,500 sale invoice to said third party. Assume also that Cargill incurs and pays $3 per ton in Accessorial Charges. In such instance, Cargill would pay, or cause to be paid, the freight of $500, and the remaining $1,000 would be split as follows: $970 to the Producer and $30 to Cargill. Since 3% of $100 equals $3.00 and is greater than the $2.00 per ton minimum flat fee, $3.00 per ton. Producer shall also promptly reimburse Cargill for $30 in Accessorial Charges.

Whenever in Cargill's reasonable judgment it is in the best interests of both Cargill and Producer, Cargill shall be permitted to purchase DG for its own account. In every such instance, Cargill shall pay for all DDG and DDGS loaded into railcars and trucks and weighed for shipment to customers, an amount equal to the lesser of either (i) the weighted average F.O.B. Facility Price of all DDG and DDGS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account less three percent (3%), with Cargill being entitled to retain such 3% as its commission; or (ii) the weighted average F.O.B. Facility Price of all DDG and DDGS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account less $2.00 per ton, with Cargill being entitled to retain such $2.00 per ton as its commission. Alternatively, the Parties may mutually agree on a price for such DG.

With respect to DWG, MDWG, MDDG, and CDS that Cargill purchases for its own account, Cargill shall pay Producer for such material that is loaded into railcars and trucks at the Facility and weighed for shipment to customers an amount equal to the weighted average F.O.B. Facility Price of such DWG, MDWG, MDDG, and CDS sold by Cargill to its customers in the week in which Cargill takes delivery for its own account minus $3.00 per ton, with Cargill being entitled to retain such $3.00 per ton as its commission. Alternatively, the Parties may mutually agree on a price for such DG.

EXHIBIT B

Terms and Procedures Relating to Loading and Shipment

Except by special arrangement(s) in advance, DG will be available for loading and shipment twenty-four (24) hours per day, Monday through Sunday, except on scheduled holidays. Trailers and railcars will be visually inspected by Producer prior to loading. If unsanitary conditions exist and cannot be corrected on site, the trailer or railcar will be rejected by Producer and Cargill notified.

EXHIBIT C

Specifications

Producer covenants that all dried distiller's grains with solubles ("DDGS") shall, at the time of unload and acceptance at the customer's facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	-	27
Fat	-	9
Fiber	15	-
Moisture	12	-
Ash	6	

Producer covenants that all distiller's wet grains ("DWG") shall, at the time of unload and acceptance at the customer's facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	-	10.5
Fat	-	3
Fiber	5	-
Moisture	65	-
Ash	2.5	

Producer covenants that all dried distillers grains ("DDG") shall, at the time of unload and acceptance at the customer's facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	-	27
Fat	-	7.5
Fiber	13	-
Moisture	12	-
Ash	3	

Producer covenants that all modified distillers wet grains ("MDWG") shall, at the time of unload and acceptance at the customer's facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	-	16
Fat	-	8.5
Fiber	8.4	-
Moisture	50	-
Ash	2.7	

Producer covenants that all modified distillers dry grains ("MDDG") shall, at the time of unload and acceptance at the customer's facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	-	15
Fat	-	5
Fiber	12	-
Moisture	40	-
Ash	3	

Producer covenants that all condensed distillers solubles ("CDS") shall, at the time of unload and acceptance at the customer's facility, conform to the following Specification:

Component	Maximum %	Minimum %
Protein	-	16
Fat	-	19
Fiber	1	-
Moisture	65	-
Ash	9	